Applied Signal Technology, Inc.
Exhibit 2.3

First Amendment Membership Interest Purchase Agreement dated November 13, 2009 by and among Applied Signal Technology, Inc., Pyxis Engineering LLC and Eric Bennett as the Initial Seller

AMENDMENT TO

MEMBER INTEREST PURCHASE AGREEMENT

THIS AMENDMENT TO MEMBER INTEREST PURCHASE AGREEMENT (this "*Amendment*") is made as of November 13, 2009 (the "***Effective Date***") by and among Applied Signal Technology, Inc., a California corporation ("***Purchaser***"), Pyxis Engineering LLC, a Maryland limited liability company (the "***Company***"), and Eric Bennett, an individual, as the initial holder of all interests in the Company (the "***Seller***"), who are parties to the Member Interest Purchase Agreement dated as of September 1, 2009 (the "***Original Agreement***") by and among such parties. All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement.

RECITALS

WHEREAS, pursuant to Section 9.5 of the Original Agreement, Purchaser has provided a written Claim Notice to the Company and Seller detailing the Losses incurred by Purchaser as a result of a breach of representation, warranty and covenant by the Company and Seller relating to bonuses (the "***Bonuses***") payable by the Company to certain of its employees in the aggregate amount of $1,076,601.09 (the "***Bonus Claim***"). The Company and Seller agrees with Purchaser with respect to such Indemnification Claim, and a joint letter setting forth such agreement has been executed by the parties and provided to the Escrow Agent, specifying that Purchaser is to be paid the amount of $1,076,601.09 out of the Escrow Fund.

WHEREAS, the parties have agreed that, since the Bonus Claim is so large, and represents substantially all of the Escrow Fund attributable to Seller, Seller shall deposit an additional amount of $1,076,601.09 into the Escrow Fund simultaneously with reimbursement from the Escrow Fund to Purchaser on the Bonus Claim.

WHEREAS, Section 11.3 of the Original Agreement permits amendment of the Original Agreement by an instrument in writing signed on behalf of the parties thereto.

WHEREAS, each of Purchaser, the Company and Seller have determined that it is in the best interests of Purchaser, the Company and Seller, respectively, and the best interests of the respective stockholders of Purchaser and the Company, to amend the Original Agreement to provide for the increase in the Escrow Fund as set forth herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Purchaser, the Company and Seller agree as follows:

1. Purchaser shall be entitled to reimbursement of the full amount of the Bonus Claim, notwithstanding the provisions of Section 9.3(a) of the Original Agreement that states that no payment shall be made by Seller for indemnification other than for Losses in excess of the Threshold Amount. Seller agrees to waive the provisions of Section 9.3(a) as it relates to payment of the Bonus Claim to Purchaser, and agrees that the full amount of the Bonus Claim

shall be paid to Purchaser from the Escrow Fund. Should the Escrow Fund be insufficient to pay the full amount of the Bonus Claim, any shortfall shall be paid from the additional amount that Seller agrees to pay into the Escrow Fund pursuant to Section 1.2 below.

2. Seller shall, by delivery of a wire transfer of immediately available funds in an aggregate amount equal to One Million Seventy-Six Thousand Six Hundred One Dollars and Nine Cents ($1,076,601.09) to the Escrow Fund established under the Original Agreement and maintained by the Escrow Agent as an addition to the Escrow Fund. The Escrow Fund as so replenished shall continue to be available as set forth in Section 2.4 of the Original Agreement for the payment of Claims by Purchaser for indemnification pursuant to Section 9 of the Original Agreement and shall be held pursuant to the terms and conditions of the Escrow Agreement entered into by and among Purchaser, Escrow Agent and Seller, as if such funds had been deposited into the Escrow Fund at the Closing.

3. The parties hereby agree that payment of the Indemnification Claim to Purchaser and replenishment of the Escrow Fund as provided herein shall not result in any impact or adjustment to the Final Closing Working Capital as set forth in Section 2.2(e) of the Original Agreement.

4. Purchaser agrees to cause the Company to pay the Bonuses on or before November 16, 2009 (November 15, 2009 being a Sunday), to the respective employees, in accordance with written directions to be received from Seller no later than 12:30 p.m. Pacific Standard Time on November 13, 2009.

5. Except as modified by this Amendment, the Original Agreement shall remain in full force and effect in accordance with its terms.

6. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail.

7. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the Effective Date.

APPLIED SIGNAL TECHNOLOGY, INC.

By: James E. Doyle
Name: James E. Doyle
Title: Chief Financial Officer

PYXIS ENGINEERING LLC

By: Eric Bennett
Name: ERIC BENNETT
Title: President / CEO

SELLER

By: Eric Bennett
Name: Eric Bennett

WEST\21829936.2